Exhibit 8.1

August 16, 2012 Gaylord Entertainment Company One Gaylord Drive Nashville, TN 37214 Re: Merger with Granite Hotel Properties, Inc.

Ladies and Gentlemen:

We have acted as special tax counsel to Gaylord Entertainment Company, a Delaware corporation (“Gaylord”), and Granite Hotel Properties, Inc., a Delaware corporation and a wholly-owned subsidiary of Gaylord (“Granite”), in connection with the proposed merger (the “Merger”) of Gaylord with and into Granite pursuant to the merger agreement, dated July 27, 2012, between Gaylord and Granite (the “Merger Agreement”). At your request, in connection with the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2012 (File No. 333-183105), which includes the base prospectus, dated August 7, 2012, and related prospectus supplement, dated August 13, 2012 (collectively, the “Registration Statement”), relating to the sale of up to 6,489,598 shares of Gaylord common stock, par value $0.01 per share (the “Common Stock”), we are rendering our opinion concerning the material United States federal income tax consequences of the Merger.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Merger Agreement and (iii) such other documents and information as we have deemed necessary or appropriate to enable us to render the opinion set forth herein. In addition, you have provided us with, and we are relying upon, a certificate containing certain representations and covenants of an officer of Gaylord and Granite (the “Officer’s Certificate”) relating to, among other things, the intended and expected consequences of the Merger. For purposes of our opinion, we have not independently verified all of the facts, representations and covenants set forth in the Officer’s Certificate, the Registration Statement, or in any other document. We have, consequently, assumed and relied on your representation

Gaylord Entertainment Company

August 16, 2012

that the information presented in the Officer’s Certificate, the Registration Statement, and other documents, or otherwise furnished to us, accurately and completely describes all material facts relevant to our opinion. We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge, belief, intent or materiality. Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants. Any material change or inaccuracy in the facts, statements, representations and covenants referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and perform all obligations thereunder.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as they exist at the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions herein. In this regard, an opinion of counsel with respect to an issue represents counsel’s best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein and in the Registration Statement under the heading “Material Federal Income Tax Consequences”, we are of the opinion that under current law, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, with the United States federal income tax consequences to holders of Gaylord common stock as described under “Material Federal Income Tax Consequences – Taxation of the Merger.”

Gaylord Entertainment Company

August 16, 2012

Except as set forth above, we express no opinion to any party as to any tax consequences, whether federal, state, local or foreign, of the transactions described in the Registration Statement, any transaction related thereto, or of ownership of the Common Stock.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to each reference to us and the discussions of advice provided by us under the headings “Material Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP